UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 22, 2015 (May 22, 2015)

NET SAVINGS LINK, INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-53346
(Commission File No.)

4747-20 Nesconset Highway
Port Jefferson, NY, 11776
(Address of principal executive offices and Zip Code)

(516) 246-6435
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02                          TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On May 22, 2015, we terminated David M. Pecoraro as an employee, including but not limited to his position as Vice President of operations.  Further, Mr. Pecoraro's Employment Contract dated April 5, 2015 was terminated for breach thereof and for just cause.

As a result of Mr. Pecoraro's termination, the public should not rely upon any statements made by Mr. Pecoraro relating to our operations, policies or practices.   Mr. Pecoraro has no authority to act in any manner on our behalf.

Further, we understand that Mr. Pecoraro may have made statements to the effect that he is a director of Net Savings Link, Inc.  Mr. Pecoraro is not now, nor has he ever been a director of Net Savings Link, Inc.

ITEM 5.02                          TERMINATION OF CERTAIN OFFICER.

On May 22, 2015, we terminated David M. Pecoraro as an employee, including but not limited to his position as Vice President of operations.  Further, Mr. Pecoraro's Employment Contract dated April 5, 2015 was terminated for breach thereof and for just cause.

As a result of Mr. Pecoraro's termination, the public should not rely upon any statements made by Mr. Pecoraro relating to our operations, policies or practices.   Mr. Pecoraro has no authority to act in any manner on our behalf.

Further, we understand that Mr. Pecoraro may have made statements to the effect that he is a director of Net Savings Link, Inc.  Mr. Pecoraro is not now, nor has he ever been a director of Net Savings Link, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 22nd day of May, 2015.

NET SAVINGS LINK INC.

BY:	STEVEN BARITZ
Steven Baritz
President, Principal Executive Officer, Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer and sole Director